Exhibit 99.1

PRESS RELEASE

LPATH, INC. TO PRESENT AT OPPENHEIMER ANNUAL

HEALTHCARE CONFERENCE

SAN DIEGO, CA  OCT 31, 2008 — Lpath, Inc. (OTCBB: LPTN) announced today that Scott R. Pancoast, Lpath’s president and chief executive officer, will present at the Oppenheimer & Co. 19th Annual Healthcare Conference on Monday, November 3, 2008 at 2:00 pm ET in the East Foyer at the Waldorf-Astoria Hotel in New York City.  Mr. Pancoast will provide an overview of the Company and its clinical development programs.

The presentation will be webcast live and may be accessed via the following link:  http://www.veracast.com/webcasts/opco/healthcare08/33209359.cfm

The webcast will automatically be archived approximately three hours after the live event and will be available for 90 days following the presentation.

About Lpath

Lpath, Inc., headquartered in San Diego, California, is the category leader in bioactive-lipid-targeted therapeutics, an emerging field of medical science whereby bioactive signaling lipids are targeted for treating important human diseases.  ASONEP™, an antibody against S1P, is currently in Phase 1 clinical trials for the treatment of cancer and also holds promise against multiple sclerosis and various other disorders.  ASONEP is being developed with the support of our partner, Merck-Serono.  A second product candidate, iSONEP™ (the ocular formulation of the S1P antibody), has demonstrated superior results in various preclinical AMD and retinopathy models and has received FDA authorization to begin Phase 1 clinical trials.  Lpath’s third product candidate, Lpathomab™, is an antibody against LPA, a key bioactive lipid that has been long recognized as a valid disease target (fibrosis, cancer, neuropathic pain).  The company’s unique ability to generate novel antibodies against bioactive lipids is based on its ImmuneY2™ drug-discovery engine, which the company is leveraging as a means to expand its pipeline.  For more information, visit www.Lpath.com.

About Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations.  In addition, there is no assurance that results will be timely, necessary regulatory approvals will be obtained, the proposed treatments will prove to be safe or effective, or required clinical trials will be ultimately successful.  Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of therapeutic drugs, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on research grants, current and future competition, and other risks described from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Lpath Contacts:

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast (858) 678-0800 x104	Redington, Inc.
President & CEO, spancoast@Lpath.com	Thomas Redington (212) 926-1733
www.Lpath.com	info@redingtoninc.com
www.redingtoninc.com